Appvion, Inc.
Long Term Stock Appreciation Rights Plan

(As Amended and Restated Effective January 1, 2017)

ARTICLE 1. Purpose

The Board adopted the Plan for the purpose of assisting the Company in attracting and retaining key management employees who are in a position to make a significant contribution to the growth and profitability of the Company by providing a reward for performance and incentive for future endeavor.  The Plan will be implemented through the opportunity to earn cash-settled Stock Appreciation Rights, the value of which is related to the appreciation in the value of the Company’s stock, but Company stock is not issued at the time of the grant, vesting, or distribution.

ARTICLE 2. Definitions

Capitalized words and phrases used in the Plan have the following meanings unless otherwise expressly provided herein:

2.1 Board. "Board" means the Board of Directors of Appvion, Inc.

2.2 Cause.  "Cause" in connection with the termination of the Participant's employment with the Company, means that, in the judgment of the Committee, based upon any information or evidence reasonably persuasive to the Committee, the Participant: (1) willfully engaged in activities or conducted himself or herself in a manner seriously detrimental to the interests of the Company or its subsidiaries and affiliates; or (2) failed to execute the duties reasonably assigned to him or her in a reasonably timely, effective, or competent manner; provided, however, that the termination of the Participant's employment because of Disability shall not be deemed to be for Cause.

2.3 Change of Control.  “Change of Control” means: (1) the termination of the ESOP or amendment of the ESOP so that it ceases to be an employee stock ownership plan; (2) the ESOP ceases to own a majority interest in the Company; (3) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company; (4) the approval by the Company shareholders of any plan or proposal to terminate the Company’s business, to liquidate or dissolve the Company or to sell substantially all the Common Stock; (5) the Company merges or consolidates with any other company and the Company is not the surviving company of such merger or consolidation, and the surviving company is not controlled by the persons or entities who controlled the Company immediately prior to such merger or consolidation; or (6) any other event or series of events whereby ownership and effective control of the Company is transferred or conveyed to a person or entity that is not controlled by the Company.

2.4 Committee. “Committee” means the Compensation Committee of the Board.
2.5 Common Stock. "Common Stock" means the common stock of Paperweight Development Corp.

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2.6 Company.  "Company" means the affiliated group of corporations, as defined in Section 1504(a) of the Internal Revenue Code, which includes Appvion, Inc. or any corporate successor to Appvion, Inc.  “Company” also means (except when the context relates to a Change in Control) any subsidiary or affiliate of Appvion, Inc. which employs an Eligible Employee (as designated by the Committee in Accordance with Section 4.1). Any such subsidiary or affiliate of Appvion, Inc. that has become a “Company” as provided above is deemed to have designated Appvion, Inc. as its agent with respect to amending or terminating the Plan.  Any such action by Appvion, Inc. shall be binding on such subsidiary or affiliate at the time taken.

2.7 Disability.  “Disability” means a physical or mental condition of the Participant which results in the Participant receiving benefits under an applicable Company’s long term disability insurance plan, or in the event the Participant is not participating in a Company long term disability insurance plan, means disability as defined under the long term disability plan of Appvion, Inc.

2.8 Eligible Employee.  "Eligible Employee" means an employee of Appvion, Inc. in the following classifications:  (1) the Chief Executive Officer, (2) a Vice President or Mill Manager, (3) a director-level employee; and (4) any other key employee of a participating Company who has been designated by the Chief Executive Officer as an Eligible Employee.

2.9 Employment.  References in the Plan to “employment” with the Company; “year(s) of employment” and “termination of employment” shall in all events refer to the total period of employment with Appvion, Inc. and any of its subsidiaries or affiliates.  For example, a Participant’s termination of employment for purposes of the Plan shall occur at the time the Participant is no longer employed by Appvion, Inc., or any of its subsidiaries or affiliates.

2.10 ESOP. "ESOP" means the Appvion, Inc. Retirement Savings and Employee Stock Ownership Plan.

2.11 Exercise Date.  “Exercise Date” means the date upon which a Participant delivers a Notice of Exercise as provided herein during the Exercise Period and within the Exercise Window indicating the Participant’s intention to cash out the Stock Appreciation Rights granted pursuant to a particular Grant Confirmation.

2.12 Exercise Period.  “Exercise Period” means, with respect to a particular grant of Stock Appreciation Rights, the period or periods during which such Stock Appreciation Rights are exercisable, as determined by the Committee on the Grant Date and as set out in the Grant Confirmation.

2.13 Exercise Window.  “Exercise Window” means each 60 day period following the date of the announcement of the Fair Market Value assigned to the Common Stock as of June 30th and December 31st of each year as confirmed by Notice sent to each Participant by the Company on a semi-annual basis as soon as administratively practical after the date of announcement.

2.14 Fair Market Value.  “Fair Market Value” means the most recently assigned value to Common Stock under the terms of the ESOP prior to the Grant Date or the Exercise Date, as applicable and calculated in accordance with Treas. Reg. §1.409A-1(b)(5)(iv).  For Example, the value of a Stock Appreciation Right calculated during an Exercise Window between January 1 and June 30 will be based on the fair market value assigned to the Common Stock under the ESOP on

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the prior December 31 valuation. The value of a Stock Appreciation Right calculated during an Exercise Window between July 1 and December 31 will be based on the prior June 30 valuation.
2.15 Participant. “Participant” means an Eligible Employee who participates in the Plan in accordance with Article 4 and has an existing account balance.
2.16 Plan. “Plan” means the Appvion, Inc. Long Term Incentive Plan, as set forth herein and as amended from time to time.
2.17 Plan Year. “Plan Year” means the fiscal year of Appvion, Inc.

2.18 Representative.  “Representative” means the personal representative of the Participant's estate, and after final settlement of the Participant's estate, the successor or successors entitled thereto by law.

2.19 Retirement. “Retirement” means termination of employment with the Company or an applicable subsidiary or affiliate, after age 55 and with at least 10 years of service.

1.1 Stock Appreciation Right.  “Stock Appreciation Right” means a bookkeeping unit and accounting mechanism designed to measure the value of a nonequity compensation unit payable as taxable compensation to the Participant in accordance with Article 5.  One Stock Appreciation Right has a value as determined pursuant to Section 5.5.

2.20 Vesting Date. “Vesting Date” means the date on which a Participant’s Stock Appreciation Rights vest under the provisions of Article 5.
ARTICLE 3. Plan Administration

3.1 Committee Administration.  The Committee shall be responsible for the operation and administration of the Plan. The decision of a majority of the members of the Committee shall constitute the decision of the Committee.  The Committee may act either at a meeting at which a majority of the members of the Committee is present or by a writing signed by all Committee members.  The Committee shall have full discretion, power and authority to make factual determinations, construe, interpret and administer the Plan, to adopt such rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto, and may designate agents to assist it in administration of the Plan.  The Committee shall have the sole, final and conclusive authority to determine, consistent with and subject to the provisions of the Plan, the Eligible Employees, the Maximum Reserved Units, the number of Stock Appreciation Rights to be awarded to individual Participants reporting to the CEO, vesting of awards and all other matters relating to the Plan.  Benefits will be paid only if the Committee determines in its discretion that the applicant is entitled to them.

3.2 Maximum Reserved Units.  The maximum number of Stock Appreciation Rights that may be granted each year shall be authorized by the Compensation Committee of the Board of Directors in accordance with the executive compensation goals and policies.

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3.3 Changes in Capital Structure.  If there is a change in the outstanding Common Stock by reason of the issuance of additional units, recapitalization, reclassification, reorganization or similar transaction, the Committee shall proportionately adjust, in an equitable manner, the aggregate number of available Stock Appreciation Rights and the number of Stock Appreciation Rights held by Participants.  The adjustment shall be made in a manner that will cause the relationship between the aggregate appreciation in the outstanding Common Stock and the increase in value represented by each Stock Appreciation Right to remain unchanged as a result of the transaction.

ARTICLE 4. Participation and Awards

4.1 Annual Grants.  Stock Appreciation Rights shall be granted, as of the first day of a Plan Year, or as of January 1 if the Plan Year begins on or before December 31 of the prior calendar year (the “Grant Date”), to all Eligible Employees who are Participants with respect to that Plan Year.  By February 28, the Committee shall determine and approve the number of Stock Appreciation Rights awarded to the CEO, the number of Stock Appreciation Rights awarded to individual Participants reporting to the CEO, and the Maximum Reserve Units. The number of Stock Appreciation Rights awarded to each Participant for the upcoming Plan Year shall be approved by the CEO, with input from other Vice Presidents, before February 28 of each Plan Year.  The CEO shall notify Participants of the Units awarded for a Plan Year (“Grant Confirmation”) as soon as administratively practical after such awards have been approved.  Participants, who have been invited to receive a grant, must accept the grant by signing an Acknowledgement form provided by the Company.

4.2 New Hires and Employment Classification Changes.  An individual who becomes a Participant after the beginning of the Plan Year, either as a newly hired employee or as a result of a change in employment classification, shall be entitled to receive a grant of Stock Appreciation Rights at the discretion of the Committee or the CEO in accordance with Section 4.1.

ARTICLE 5. Vesting and Exercise of Units

5.1 Vesting.  A Stock Appreciation Right shall vest and, except as otherwise provided in Section 5.3 or 5.4, become exercisable on the completion of three (3) full years of employment commencing with the Grant Date of the Stock Appreciation Right or, if earlier, upon the occurrence of a Change of Control.  Upon termination of employment due to the Participant’s death, Disability or Retirement, an award of Stock Appreciation Rights shall be 0% vested if such employment termination occurs before the completion of one (1) full year of employment commencing with the Grant Date, 33.3% vested if such employment termination occurs on or after the completion of one (1) full year of employment, but before completion of two (2) full years of employment commencing with the Grant Date, and shall be 66.7% vested if such employment termination occurs on or after the completion of two (2) full years of employment but before the completion of three (3) full years of employment commencing with the Grant Date.

With respect to Awards granted on or after January 1, 2017, a Stock Appreciation Right shall vest and, except as otherwise provided in Section 5.3 or 5.4, become exercisable as follows: 0% vested before the completion of one (1) full year of employment commencing with the Grant Date, 33.3% vested upon the completion of one (1) full year of employment, but before the

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completion of two (2) full years of employment commencing with the Grant Date, 66.7% vested upon the completion of two (2) full years of employment, but before the completion of three (3) full years of employment commencing with the Grant Date, and 100% vested upon the completion of three (3) full years of employment commencing with the Grant Date or, if earlier, upon the occurrence of a Change of Control (each a “Vesting Date”).

Retirements on December 31 of any given Plan Year shall be treated as a full year of employment for vesting purposes. Any grant of Stock Appreciation Rights, or portion thereof, not vested according to the foregoing schedule on the date of the Participant's termination of employment for any reason shall be forfeited.

5.2 Expiration.  Stock Appreciation Rights shall expire, and cease to be exercisable, at the earliest of the following times: (1) ten (10) years after the Grant Date; (2) the close of the second (2nd) Exercise Window that occurs after the Participant's termination of employment with the Company due to death, Disability or Retirement; (3) the close of the first (1st) Exercise Window that occurs after the Participant's termination of employment for any reason other than death, Disability or Retirement; or (4) immediately on termination of employment with the Company for any reason, if the Stock Appreciation Right has not vested as of the employment termination date.

5.3 Exercise of Units.  Vested Stock Appreciation Rights may be exercised by the Participant (or by the Participants Representative in the event of the Participant’s death), in whole or in part, at any time on or before the applicable Unit expiration date.  Notwithstanding the foregoing, Stock Appreciation Rights may be exercised only during the two (2) Exercise Window periods each Plan Year that are established by the Company and communicated in writing to Participants.  To initiate the process for the exercise of a Stock Appreciation Right, the Participant shall deliver to the Company a written notice of intent to exercise, on forms approved by the Company for such purpose, specifying the number of units being exercised (“Notice of Exercise”).  The date of exercise of a Stock Appreciation Right shall be determined under procedures established by the Company, but in no event shall the date of exercise precede the date on which the written Notice of Exercise has been received by the Company.  Provided that all conditions precedent contained in the Plan are satisfied, the Company shall make payment for the exercised Units in accordance with Section 5.6.

5.4 Vesting and Exercise Upon Change of Control.  Notwithstanding Sections 5.2 and 5.3 above, upon a Change of Control, all Stock Appreciation Rights outstanding at the time of the Change of Control shall be fully vested and exercised automatically as of such date.

5.5 Unit Valuation.   Subject to the requirements of Treas. Reg. §1.409A-1(b)(5), the value represented by a Stock Appreciation Right upon exercise shall be the greatest of: (1) the Fair Market Value of a share of Common Stock; (2) the price per share of Common Stock received as a result of a Change of Control; or (3) a public offering price on the date such unit is exercised in each case reduced by the Fair Market Value of such Stock Appreciation Right on the Grant Date.

5.6 Payment For Exercised Units.  Upon exercise of a vested Stock Appreciation Right in accordance with Section 5.3 or 5.4, payment shall be made to the Participant (or to the Participant’s Representative in the event of the Participant’s death) in a single sum cash payment in an amount equal to the number of units exercised multiplied by the Unit Valuation in accordance with Section 5.5.  This cash payment, less applicable withholding taxes, will be paid in the currency in which such Participant is paid the majority of his or her remuneration by multiplying the amount

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by the appropriate currency exchange rate as posted in the Wall Street Journal on the last date of the valuation of the Common Stock.  Payment will be made as soon as practicable after exercise, but no later than two and one-half months following year end of the taxable year in which the exercise occurred, provided, however, that if it is administratively impracticable to make the payment by such date, or if the payment would jeopardize the ability of the Company to continue as a going concern, then such payment shall be made as soon as administratively practicable or as soon as the payment would no longer have such effect.

5.7 Tax Withholding.  The Committee shall deduct from payments made under the Plan any federal, state or local withholding or other taxes or charges or any similar liability payable by reason of any conferment of benefit under the Plan) which the Company is required to deduct under applicable law.

5.8 Change of Control Tax Provisions. With respect to Stock Appreciation Rights awarded on or after January 1, 2016, if any payments or benefits provided to Participants in connection with a Change of Control under this Agreement (the “Payments”) constitute “excess parachute payments” as defined in Section 280G of the Internal Revenue Code (the “Code”), which are subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will either be (i) reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such Payment, as so reduced, constitutes an excess parachute payment or (ii) delivered in full, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax (and any equivalent state or local excise taxes), results in the receipt by the Participant, on an after tax basis, of the greatest amount of payment or benefits, notwithstanding that all or some portion of such payments or benefits may be subject to the excise tax.  The fact that the Participant's right to payments or benefits may be reduced by reason of the limitations contained in this Section 5.8 will not of itself limit or otherwise affect any other rights of the Participant other than pursuant to this Agreement.  In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 5.8, cash severance payable hereunder shall be reduced first, then other cash payments that qualify as Excess Parachute Payments payable to the Participant, then non cash benefits shall be reduced, as determined by the Corporation.

For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received by Participant in connection with a Change of Control or Participant’s termination of employment shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Corporation’s independent auditors and acceptable to Participant such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, (ii) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) (after applying clause (i) above, and after deducting any excess parachute payments in respect of which payments have been made), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Corporation’s independent auditors in accordance with the principles of Sections

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280G(d)(3) and (4) of the Code.

5.9 Forfeitures.  Notwithstanding any other provision of the Plan, all rights to any payments under the Plan, shall be discontinued and forfeited, and the Company will have no further obligation to the Participant if

a. the Participant is discharged from employment with the Company or its subsidiaries and affiliates for Cause, or the Participant performs during the course of his employment with the Company or its subsidiaries and affiliates acts of willful malfeasance or gross negligence in a matter of material importance to the Company, or

b. the Participant violates any express restrictive covenant between Participant and Company (whether relating to obligations of confidentiality, non-competition, non-solicitation or otherwise).

Absent a Change of Control, any decision of the Committee with respect to the application of the provisions of this Section 5.9 shall have a presumption of correctness, and the burden shall be on the Participant to rebut such presumption by clear and convincing evidence.

5.10 Presumed Competency.  Every person receiving or claiming payments under the Plan shall be conclusively presumed to be mentally competent until the date on which the Committee receives a written notice in a form and manner acceptable to the Committee that such person is incompetent and that a guardian, conservator or other person legally vested with the interest of his or her estate has been appointed.  In the event a guardian or conservator of the estate or any person receiving or claiming payments under the Plan shall be appointed by a court of competent jurisdiction, payments under the Plan may be made to such guardian or conservator provided that the proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Committee.  Any such payments so made shall be a complete discharge of any liability or obligation of Company or the Committee regarding such payments.

5.11 Forfeiture of Unclaimed Benefits.  Each Participant shall keep the Company informed of his or her current address. The Company shall not be obligated to search for the whereabouts of any person.  If the Company is unable to locate any person to whom a payment is due under the Plan or a distribution payment check is not presented for payment, such payment shall be irrevocably forfeited at the earlier of: (1) the day preceding the date such payment would otherwise escheat pursuant to any applicable escheat law; or (2) the later of three (3) years after the date on which the payment was first due or ninety (90) days after issuance of the check.  Forfeited payments shall be returned to the Company.

ARTICLE 6. Miscellaneous Provisions

6.1 Nonguarantee of Employment.  No employee or other person shall have any claim or right to participate in the Plan except as designated by the Committee.  Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.

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6.2 No Rights As Shareholder. Stock Appreciation Rights shall not entitle the Participant to an equity interest in the Company nor give the Participant the rights of a shareholder in the Company.

6.3 Nonassignable.  Stock Appreciation Rights are an unfunded promise to pay and are not property.  Any rights and privileges represented by a Stock Appreciation Right may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, and shall not be subject to execution, attachment or similar process except as provided in Section 6.5.

6.4 Unfunded Plan.  The Plan shall at all times be unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of benefits under the Plan.  No Participant or other person shall have any interest in any particular assets of the Company and shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

6.5 Offsets.  As a condition to eligibility to participate in the Plan, each Participant consents to the deduction from amounts otherwise payable to the Participant under the Plan all amounts owed by the Participant to the Company and its subsidiaries and affiliates to the maximum extent permitted by applicable law.

6.6 Limitation of Actions.  No lawsuit with respect to any benefit payable or other matter arising out or relating to the Plan may be brought before exhaustion of claim and review procedures established by the Committee, and any lawsuit must be filed no later than nine (9) months after a claim is denied or be forever barred.

6.7 Amendment and Termination.  The Board may amend or terminate the Plan at any time; provided that no amendment to the Plan may alter, impair or reduce the number of Stock Appreciation Rights earned before the effective date of the amendment without the written consent of the affected Participants.  No Stock Appreciation Rights may be awarded after the date of Plan termination although payments shall be made in accordance with the Plan with respect to Stock Appreciation Rights awarded before the date of Plan termination. Notwithstanding anything herein to the contrary, the Committee, in its sole discretion, may accelerate the time for exercise of vested Stock Appreciation Rights upon Plan termination.

6.8 Internal Revenue Code Section 409A. The Plan is intended to be exempt from the coverage of the Internal Revenue Code Section 409A, and shall be administered and interpreted in such a way as to maintain the status of the Plan as being so exempt.

6.9 Governing Law; Jurisdiction.  The Plan shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.  By participating in the Plan, the Participant irrevocably consents to the exclusive jurisdiction of the courts of the State of Wisconsin and of any federal court located in Milwaukee,  Wisconsin in connection with any action or proceeding arising out of or relating to the Plan, any document or instrument delivered pursuant to or in connection with the Plan.

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